                                   OXBOW, S.A.
                                       and
                                XDOGS.COM, INC.
                             DISTRIBUTION AGREEMENT

                                TABLE OF CONTENTS

1.       Definitions and Interpretation ..........................................................................1
3.       Commencement  ...........................................................................................4
4.       Grant  ..................................................................................................4
5.       Term  ...................................................................................................4
6.       Royalties  ..............................................................................................4
7.       Targets  ................................................................................................5
8.       Purchase and Sale of Products  ..........................................................................6
9.       Marketing of Products  ..................................................................................7
10.      Indemnity and Insurance  ...............................................................................10
11.      Books and Records  .....................................................................................11
12.      Report and Remittance Forms  ...........................................................................11
13.      Packaging and Advertising of Products  .................................................................12
14.      Quality Control  .......................................................................................13
15.      Confidential Information  ..............................................................................14
18.      Sufficient Use of Trade Marks  .........................................................................14
17.      Benefit of Use of Trade Marks  .........................................................................15
18.      Rights not to be Challenged  ...........................................................................15
19.      Infringements  .........................................................................................16
20.      Sales Outside the Territory  ...........................................................................17
21.      Sales by the Company in the Territory  .................................................................17
22.      Sale of Competitive Products  ..........................................................................17
23.      Termination  ...........................................................................................18
24.      Rights and Obligations on Termination  .................................................................20
25.      Representations and Warranties  ........................................................................21
28.      Agency Relationship  ...................................................................................22
27.      Notices  ...............................................................................................23
28.      Assignment  ............................................................................................23
29.      Legal and Ethical Requirements  ........................................................................24
30.      Local Law Compliance  ..................................................................................24
31.      Governing Law  .........................................................................................25
34.      Force Majeure  .........................................................................................27
35.      Whole Agreement  .......................................................................................28
36.      Agreement Severable  ...................................................................................28
37.      Agreement to Co-operate  ...............................................................................28
38.      Waiver and Variation  ..................................................................................28
39.      Execution in Counterpart  ..............................................................................28
Schedule 1 ......................................................................................................
Schedule 2 ......................................................................................................
Schedule 3 ......................................................................................................

                             DISTRIBUTION AGREEMENT

         This Agreement is made and entered into as of the 24th day of January, 2000 by and between Oxbow, a societe anonyme (French joint-stock company), with principal offices at 55, route Jean Briaud, 33700 Merignac, France (the "Company), and XDOGS.COM, Inc., a Nevada corporation, with principal offices at 80 South Eighth Street, Suite 3660, Minneapolis, Minnesota 55402 (the "Distributor).

         WHEREAS, the Company is producing and selling clothing and equipment under the OXBOW trademark;

         WHEREAS, for the purposes of its marketing activities, the Company distinguishes its products in different Brands or Lines

               o    OXBOW

               o    OXBOW - Girls

               o    OXBOW - Snow Boards

               o    OXBOW - NIX

         WHEREAS, the Company and the Distributor are entering into an exclusive license agreement of even date herewith (the "License Agreement");

         WHEREAS, the Company also wishes to enter into a commercial relationship with the Distributor for the importation and commercialization of its products in the North America

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and mutual promises set forth in this Agreement, the parties agree as follows:

1.   DEFINITIONS

         A.    "ADVERTISING PERCENTAGE" means ten percent (10%).

         B. "ANNIVERSARY DATE" means January 1, 2001 and each January 1 thereafter during the term of this Agreement.

         C. "CONFIDENTIAL INFORMATION" means and includes all advice, information and knowhow including (without limitation) any designs, processes, developments, improvements, inventions, concepts, graphics and styling relating to the Products and trade secrets relating to the Products or the business of the Company or any associated company, whether tangible or intangible, provided by the Company to the Distributor.

         D "CONTRACT YEAR" means the period commencing with the Effective Date and ending on December 31, 2000 for the first Contract Year, and each successive twelve (12) month period commencing on an Anniversary Date.

         E.    "EFFECTIVE DATE" means January 1, 2000.

         F. "FISCAL YEAR" means the twelve month period commencing with April 1 and ending on the following March 31.

         G. "OXBOWS SELLING PRICE" means the purchase price of Products Ex-Works invoiced to the Distributor by the Company at its full cost price plus 5% (five percent).

         H. "INTELLECTUAL PROPERTY RIGHTS" means the Trade Marks and any patents, copyright, registered or unregistered designs or any applications or rights to apply for any of the foregoing which are owned or used by the Company.

         I. "Net Sales" means gross sales of Products invoiced by the Distributor plus the fair market value in the case of transactions otherwise than at arm length, after deduction of

               (1) any value added or other similar tax charged upon and included in the invoice price to the purchaser;

               (2) quantity discounts to the extent customarily granted by the Distributor;

               (3) customer returns actually credited during the applicable period; and

               (4)  bad debts.

         J. "Percentage Royalty" means the following percentage, dependent on the period in which such purchases are made.

               Period Percentage

               January 1, 2000 to December 31, 2000                          10
               January 1, 2001 to December 31, 2001                          12
               January 1, 2002 to December 31, 2002                          14
               January 1, 2003 to December 31, 2003                          16

         K. "Products" means (a) all Company apparel including without limitation the group of Products designated in Exhibit I hereto, and presented in the two main Company's catalogs in 1999 (b) all changes, modifications or enhancement of the Products.

          The list of Products which are included, without limitation, in the definition of Products on the Effective Date is found in Exhibit 1. This fist may be changed at any time by the Company, to provide for changes, modifications and enhancement of the Products. The Distributor shall be informed within a reasonable time of any changes made to this list.

          The Distributor undertakes to implement said changes to the Product list. If the Distributor fails to include such additional Products in its Products list the Company may terminate this Agreement following formal notice which the Distributor does not take step to cure within four (4) weeks after sending of such notice.

          "Products" excludes:

               o All existing and future Licensed products such as : the Kids '~OXBOW` 4 to 12 years" line, the OXBOW Eyewear" line, the "OXBOW Timepieces" line, and the "OXBOW Footwear line.

               o Products other than (a) all Company apparel including without limitation the group of Products designated in
                    Exhibit I hereto, and detailed in all of the Company's 1999-catalogues, and (b) all changes, modifications or enhancement of the Products mentioned in clauses (a), (b) and (c) of the present paragraph. The Wetsuits line, MX (Moto Cross) line, and Snowboards line.

          L. "QUARTET" means each of the three (3) month periods ending on March 31, June 30, September 30 and December 31 in each Contract Year.

          M.   "Target" means the obligations of the Distributor under Section
               7.

          N.   "TERRITORY" means the country or countries listed in Exhibit 2.

          O. "TRADEMARKS" means the Company commercial marks, business names, emblems, drawings and logos listed in Exhibit 3 which appear on the Products.

2. INTERPRETATION. In this Agreement, unless the context otherwise requires:

          A. headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;

          B.   words importing the singular include the plural and vice versa;

          C. an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any governmental agency or authority;

          D.   a reference to any thing includes a part of that thing; and

          E. references to clauses, parties and schedules are references to clauses, parties and schedules to this Agreement.

3. COMMENCEMENT. This Agreement shall commence and be deemed effective as of the Effective Date notwithstanding that it may be executed after that date.


4.        GRANT.

          A. Subject to the terms of this Agreement, the Company grants to the Distributor the exclusive right to:

               (1)  import the Products into the Territory; and

               (2) use the Trade Marks in relation to the Products in the Territory.

          B. The rights granted under paragraph A shall not include sales over the internet outside the Territory.

5. TERM. This Agreement shall commence on the Effective Date and continue until December 31, 2003 , unless The Company is majority sold or floated, in which case it will terminate 12 months after either the date of the signature of the sale or the date at which the Company's shares are quoted on a public securities market. It being understood that during this 12 month period the parties will negotiate in good faith to continue the Agreement.

6.        ROYALTIES.

          A. The Distributor shall pay the Company a royalty equal to the product of the Percentage Royalty and the amount of Net Sales.

          B. The Distributor shall make payment of the royalties referred to in paragraph A in US Dollars by wire transfer to the Company at such place as may be nominated from time to time by the Company. The Distributor will remit no less than sixty percent (60%) of the projected royalty, such projection based on Distributor's estimated sales figures which are attached hereto as Exhibit 4, within forty five (45) days after the end of each Quarter. The Distributor may deduct from such payment such amount as it is required to deduct on account of any taxation liability of the Company in the Territory. The Distributor shall obtain an official receipt for any amount so paid and forward this immediately to the Company together with a written explanation as to why such deduction is necessary.

          The Distributor will also provide such assistance and sign such documentation as may be available in order to enable such royalty to be paid without any deduction.

     C. The Distributor will provide each Quarter a statement as to the calculation of the royalty certified as correct by a senior executive of the Distributor approved by the Company.

     D. The Distributor will also provide to the Company by March 31 in each Contract Year a calculation of the royalty paid for the previous Contract Year confirmed as correct by its auditors and the Distributor will also provide to the Company each Quarter such other reports, statements, accounts and records as are referred to in Section 12.

7.   TARGETS.

     A. The Distributor undertakes that the Net Sales of Products by the Distributor for the four (4) years of the Term shall not be less than the Net Sales of Products shown on Exhibit 4 attached hereto.

     B. The Distributor undertakes that the Product Purchases by the Distributor in the following periods shall be not less than:

   PERIOD (FISCAL YEAR)                   PRODUCT PURCHASES EX WORKS (US DOLLARS 0001S)
   --------------------                   ---------------------------------------------

         2001                                                   833
         2002                                                 1,916
         2003                                                 3,000
         2004                                                 5,000


     C. The Distributor undertakes that the Products will be carried in the following periods by not less than the following number of retail stores in the Territory, having a significant presence of Oxbow Products, each with an annual purchase order of at least USD 20,000:

         PERIOD (CONTRACT YEAR)                      NUMBER OF RETAIL STORES
         ----------------------                      -----------------------

                  2000                                        30
                  2001                                        90
                  2002                                        120
                  2003                                        150

To these retail stores will be added the 50 existing Oxbow accounts having taken orders for Spring Summer 2000 products.

     D. The Company will be entitled to terminate immediately and without any requirement to remedy by notice sent by mail to the Distributor in the event that the Distributor fails to achieve:

          (1)  the aggregate Net Sales Target for any calendar year; or

          (2)  the Product Purchase Target for any calendar year.

8.   PURCHASE AND SALE OF PRODUCTS.

     A.   The Distributor will purchase the Products ready packaged only from:

          (1)  the Company; or

          (2) from such supplier as may be authorised from time to time in writing by the Company and the Distributor will not repackage any Products nor alter, amend or modify any packaging in which any Products are supplied nor remove, deface, obscure, alter or modify any Trade Marks, brand names, logos, graphics or wording applied to any of the Products on their packaging without the prior written consent of the Company.

     B. The Company's selling prices for the Products are quoted in French Francs or in Euros. The selling prices to the Distributor shall be equal to the full costs of the Products plus 5% of such costs. The full selling prices will in addition include the cost of packing, transport, insurance and customs duties, the charge of such costs, taxes, rights or other expenses being borne by the Distributor. Prices may only be increased to reflect actual increase of the full manufacturing costs.

     In the case of delivery made directly by a manufacturing factory, the prices are established identically, but ex-manufacturing factory. The Distributor will continue to bear all the costs, taxes and other expenses related to transport.

     The price list in effect on the Effective Date is attached as Exhibit 5 hereto. Any change made to this list by the Company shall be transmitted to the Distributor within a reasonable period before the entry into force of the new tariffs.

     C. All prices for the Products quoted by the Company or its suppliers shall (unless otherwise agreed in writing) be for payment by irrevocable Letter of Credit sixty

          (60) days from the date of loading in French Francs or in Euros.

     D. Products shall be sold subject to the conditions of sale of the Company or other authorised supplier as shall be notified to the Distributor from time to time. Conditions of sale will be established by the Company.

     E. Neither the Distributor's standard conditions of purchase nor any terms or conditions in any order forms or other documents prepared by the Distributor shall apply to the sale of the Products by the Company or other authorised supplier to the Distributor.

     F. Title to the Products will pass to the Distributor at the point specified in the purchase order (Ex Works, INCOTERMS 1990) and the confirmation thereof or at the point specified in the conditions of sale of the Company or other authorised supplier.

     G. The responsibility for all operations, costs and expenses from the point specified in the said conditions of sale or purchase order and the confirmation thereof (including transportation, insurance, custom duties) will be paid by the Distributor.

9.   MARKETING OF THE PRODUCTS.

     A. The Distributor shall use its best endeavours to create, meet and expand demand in the Territory for the Products.

     B. At the commencement of this Agreement, and for each Contract Year thereafter the Distributor will provide to the Company a marketing plan for the distribution of the Products within the Territory which marketing plan is to be approved in writing by the Company. The nwketing plan for each Contract Year of this Agreement other than the first Contract Year is to be, agreed upon three (3) months prior to each Anniversary Date, and will be reviewed Quarterly. The marketing plan will specify objectives and strategies with respect to the following and any related matters which are consistent with the Distributor's obligations under paragraph A.

          (1)  product fines and new product plans;

          (2)  pricing and margin structure;

          (3)  distribution chamels;

          (4)  sales and distribution targets on a product by product basis;

          (5) accumulation of market data including assessment of total market size and segmentation in units and value (which will be updated on a half yearly basis);

          (6) overview of trading for the current year and objectives and strategies for the following year;

          (7)  assessment of competition;

          (8)  advertising and promotional expenses; and

          (9) overall advertising and promotional strategy including in particular the use and cost of promotions, public relations, sponsorship, exhibitions, point of sale and other in-store merchandising.

The Company will not unreasonably withhold its approval of or agreement to any marketing plan presented by the Distributor.

     C. In addition to its obligations under paragraph B the Distributor at the commencement of this Agreement and prior to each Contract Year thereafter shall supply a Business Plan fbr the remaining term of the Agreement which is to be agreed by the Company not less than three (3) months prior to the beginning of each Contract Year. The Business Plan shall be in a format reasonably specified by the Company, and will include key success factors and indicators to follow the progress in Distribution, Marketing, Brand Awareness, Customer, Service, Consumer Satisfaction and Operations. The Company and the Distributor will review progress against such plan on a Quarterly basis.

     D.   The Distributor shall:

          (1) develop and agree with the Company as set out in paragraph B a legally supportable distribution policy for the Products;

          (2) promote and enhance the reputation and the recognition and awareness of the Trade Marks in the Territory;

          (3) develop a sales, marketing and merchandising facility for the Products in the Territory;

          (4) engage such key staff as the Company shall specify, such appointments to be approved by the Company before implementation;

          (5)  offer a complete stock and refill service to all retailers;

          (6)  achieve distribution throughout all agreed trading channels;

          (7) establish the Company's signage where possible within agreed retail stores in the Territory, and install significant shop in shop Oxbow furniture in at least 20% (twenty percent) of retail stores every year, as of year 2001.

     E. The Distributor will use its best endeavours to ensure that the Products are distributed only through such specialist outdoor outlets, genuine outdoor departments in department or sports stores and footwear or sports stores as are approved in writing by the Company. In all cases, such stores should have a clientele of medium to high quality. The Distributor shall not distribute the Products in any circumstances through market stalls or stores of low quality and image. The Distributor shall ensure that wherever possible, retailers who stock the Products shall use the fittings, display units, advertisements and point of sale material provided by the Company. The Distributor shall be permitted to distribute the Products through mail order or over the internet but may not sell Products through either such channels to purchasers outside the Territory.

     F. In each Contract Year the Distributor shall spend a minimum of the Advertising Percentage of Net Sales (or in the first Contract Year, the Target) of Products for that year on consumer advertising and promotion in the Territory (the "Advertising Budget"). Within 60 days following the end of each Contract Year the Distributor shall submit a statement to the Company, certified as true and correct by a senior executive of the Distributor approved by the Company detailing the amounts spent and how the money was spent. The Advertising Budget shall cover traditional media and Internet advertising, grass roots promotion intended to raise awareness of the Products and their exclusive availability from the Distributor, as well as promotions and sponsorships of events and athletes including, but not limited to, monetary and apparel sponsorships, cost of promotions or point-of-sale items distributed to approved retailers or consumers, and co-op advertising such as "e bate" email promotions. Point-of-sale items shall be supplied by the Company at full cost plus five percent (50/6) handling. Any other forms of advertising shall be approved in writing by the Company, such approval not to be unreasonably withheld.

          Traditional Media expenses shall never be less than 35% (thirty five percent) of total Advertising.

     G. The Distributor will at its own expense participate twice a year in the Company's international meetings and four times a year in product development meetings.

     H. The Company grants to the Distributor the non-exclusive right to enter into preliminary negotiations for sponsorship or promotional agreements relating to the

          Trade Marks directly with athletes, clubs, federations, committees or similar organisations; within the Territory approved in writing by the Company. The Distributor shall have no power to conclude any such agreement or enter into any such agreement on the Company's behalf Any proposed agreement shall be presented to the Company for approval and, (unless the Company and the Distributor otherwise agree), shall be entered into directly between the Company and the relevant athlete, club, federation, committee or organisation. Fees or payments to be made under such agreements shall be borne as between the Company and the Distributor in such proportion as they may from time to time agree.

     L. The Distributor shall have access to any and all Company artwork and promotion items for the purpose of advertising and marketing Products.

10.       INDEMNITY AND INSURANCE.

     A. The Distributor shall, at its expense, carry comprehensive general liability insurance and product liability insurance covering the Products marketed or sold in connection with the Trade Marks under this Agreement issued by a responsible insurer approved in advance by the Company providing coverage approved in advance by the Company and otherwise in terms approved in advance by the Company. Unless otherwise agreed such insurance shall:

          (1) include insurance coverage for the Distributor's obligation to indemnify the Company in accordance with clause paragraph C.

          (2) be for the benefit of the Distributor but shall name the Company as co-insured and payee.

          (3) remain in effect for the initial and any subsequent term of this Agreement so long thereafter as the Distributor may continue to use any of the Trade Marks.

          (4) provide that 30 days written notice be furnished to the Company prior to cancellation, or prior to any material modification or change.

     A. Upon the execution of this Agreement, the Distributor shall promptly furnish the Company with a certificate evidencing that insurance has been effected in accordance with the provisions of this clause.

     B. Subject to the provisions of Section 19, the Distributor agrees to defend, indemnify and hold harmless the Company and the Proprietor, including all subsidiaries, affiliates and assignees of the Company and the Proprietor against all claims, judgements, actions, debts or rights of action, of whatever kind, and all costs, including reasonable legal fees, arising out of the promotion, marketing, distribution or sale of the Products by the Distributor under this Agreement.



11.  BOOKS AND RECORDS.

     (A) The Distributor shall keep full and correct records and accounts showing details of the Products imported, distributed, bartered and sold by it pursuant to this Agreement and otherwise containing such information as may be necessary to enable the Company to monitor compliance, with this Agreement.

     (B) The Distributor shall throughout the continuance of this Agreement give access to its records and accounts at an reasonable times (and in any event within 48 hours of request) to the Company or any agent or accountant authorised by the Company. Such person may take extracts from or copies of any such records or accounts.

     C. In the event that this Agreement is terminated for any reason the Distributor shall provide the same access to its records and accounts for a period of one year thereafter.

     D. Throughout the term of this Agreement the Distributor agrees to provide to the Company not later than one (1) calendar month after its preparation a copy of the party's most recent quarter-end financial statements (including balance sheet and profit AND LOSS accounts) certified by an independent chartered accountant.

     E. Throughout the term of this Agreement the Company agrees, after receiving a written request to do so, to provide the Distributor on a bi-annual basis and no less than ninety (90) days after its receipt, a summary of its most recent financial statements certified by its statutory auditors.

12.  REPORT AND REMITTANCE FORMS.

     (A) Within forty-five (45) days of the end of each Quarter the Distributor shall provide to the Company a report showing:

          (1) details of all sales of each of the Products made during that Quarter to include the quantities of each type of the Products sold and a breakdown of such sales by country and distribution channel together with details of the computation from gross sales to net sales;

          (2) estimates of anticipated sales of each of the Products for such period as the Company may request; and

          (3) details of the quantity and value of all returns of Products received during that Quarter.

     B. Within ninety (90) days of the end of each Contract Year the Distributor shall provide to the Company a report showing a summary of the data set out in paragraph A for the relevant Contract Year.

     C. Within ninety (90) days of the end of each Contract Year the Distributor shall provide to the Company a report showing all e-commerce sales for the relevant Contract Year.

     D. The rendering of any report or the payment of any royalty shall not prejudice any right of the Company to recover any additional amount that may be found to be due in respect of royalties or otherwise and no such right shall be deemed to have been waived by the lapse of time or any act or omission on the part of the Company.

13.  PACKAGING AND ADVERTISING OF PRODUCTS.

     A. The Distributor shall ensure that all the Products are marked with such of the Trade Marks as may be appropriate and as prescribed in writing by the Company from time to time.

     B. The Distributor will imprint irremovably, legibly and prominently on the Products and on any packaging, labelling and advertising or promotional materials used in connection therewith, or otherwise, any notice of trade marks and/or copyright together also with such designation of ownership, registration and/or licence as shall reasonably be requested by the Company including without limitation the following:

          (1) the symbol S in the upper right-hand comer next to the Trade Marks which are registered with the appropriate patent and/or trade mark body in the Territory; and

          (2) the symbol (TM) in the upper right-hand comer next to the Trade Marks which are not registered with the appropriate patent and trademark body in the Territory.

          C. No other marks or wording shall appear on any of the Products, packaging, labeling, advertising or promotional materials unless the Distributor first obtains the written consent of the Company provided that the Distributor may continue to use the Distributor's name and mark on hang tags, packaging materials and in advertising and on promotional materials in accordance with the directions of the Company.

          D.   The Distributor shall, at its expense, furnish to the Company;

               (1) at the earliest opportunity, mock ups of all matter which is proposed to be used by the Distributor containing or displaying any of the Trade Marks including, without limiting the generality of the foregoing, any label, brochure, packaging, business card, stationery, letterhead, advertisement, point-of-sale and other publicity materials, telephone or other directory entry, sign, decal and illumination ("Display Material); and

               (2)  prior to release, final copies of all Display Material.

          E. In the event that the Company does not raise any questions relating to the nature, quality or workmanship of such samples within twenty-eight (28) days of receipt by the Company of such samples, the samples shall be deemed satisfactory for the use pursuant to this Agreement. The Distributor's obligations hereunder shall extend to all matters made or used by its agents or sub-contractors appointed in accordance with this Agreement. Wherever possible Display Material will be based on or incorporate Display Material provided by the Company in order to ensure that the brand image projected by the Products is in conformity with the Company's world wide brand profile and image.

          F. The Distributor shall not use any of the Trade Marks as part of its corporate, business or trading name.

          G. The Distributor shall use the Trade Marks only in accordance with the policies and guidelines and/or instructions laid down by the Company or its agent from time to time.

14.       QUALITY CONTROL.

          A. The Company shall deliver the Distributor with finished goods of high quality which shall comply with the OXBOW Quality Chart.

          B. The Distributor shall ensure that all uses of the Trade Marks are consistent with the high quality, character and image of the Trade Marks and shall comply with any direction reasonably made by the Company relating to the quality of the

               Products and/or their packaging and/or any related promotional or advertising material.

          C. The Distributor shall store and transport the Products in conditions that will preserve the Products and their packaging in good condition and shall comply with any reasonable requests from the Company in such regard.

          D. If requested, the Distributor shall give all reasonable assistance in locating and recovering any defective Products and, in particular, shall comply (and procure so far as it is able that its customers comply) with any product recall procedure adopted by the Company.

15.            CONFIDENTIAL INFORMATION.

          A. All Confidential Information shall be used only for the performance of this Agreement and shall be kept confidential by the Distributor and shall be revealed to directors, officers, employees and agents of the Distributor only to the extent necessary to enable the Distributor to fulfil its obligations and responsibilities pursuant to this Agreement. The Distributor shall impose upon all such directors, officers, employees and agents to whom any Confidential Information is revealed obligations of confidentiality and restrictions on use in respect thereof identical to these herein contained and shall be responsible for any breach of any of such obligations by any of such directors, officers, employees or agents. This provision shall not apply to any Confidential information which is in the public domain or to the extent to which it may be required to be disclosed by law or which is obtained by the Distributor in good faith from a third party with the right to disclose it. In the event that the Distributor is required to make any Confidential Information public as a result of the requirements of any law or regulatory authority (including any stock exchange) the Distributor will inform the Company beforehand and use its best endeavors to ensure that any such disclosure is carried out in a manner which the Company believes causes as little harm as possible to the Company's reasonable commercial interests.

          B. The Company makes no warranty as to the accuracy, sufficiency and suitability for use by the Distributor of advice, information, technical assistance or know-how provided by the Company for use by the Distributor in the marketing of any Products and assumes no responsibility or liability, including liability for direct, indirect or consequential damages of any nature which arise out of or in connection with the Distributors's use thereof.

18. SUFFICIENT USE OF TRADE MARKS. In order to preserve the Company's ownership of the Trade Marks in the Territory, the Distributor will take all steps reasonably required to ensure that sufficient use of the Trade Marks is made to avoid abandonment by reason of non-use.

17.       BENEFIT OF USE OF TRADE MARKS. The Distributor acknowledges that

          A. all use of the Trade Marks in any form and for any class of goods or services shall accrue without cost to the Company to the benefit of the Company; and

          B. except as otherwise provided in this Agreement, the Distributor has no right in any Intellectual Property Rights or any associated goodwill nor any right to use any Intellectual Property Rights.

18.       RIGHTS NOT TO BE CHALLENGED.

          A. The Distributor acknowledges the validity of the Intellectual Property Rights and shall not at any time during the continuance of this Agreement or thereafter directly or indirectly, by itself or through its directors, officers, employers, agents or any person in which the Distributor holds any issued share capital or controls, whether directly or indirectly, the composition of its board of directors or any of its voting power, contest or assist any other person in contesting the validity of the Intellectual Property Rights or the right, title and interest of the Company to the Intellectual Property Rights.

          B. Except as provided in this Agreement, the Distributor shall not use or register whether during the continuance of this Agreement or thereafter, any business or trade name, licensor name, trade mark or labeling or packaging design which incorporates or which is substantially identical with or deceptively or confusingly similar to any of the Trade Marks or other Intellectual Property Rights.

          C. The Distributor shall, not supplement or interfere with or obliterate the Trade Marks applied to the Products.

          D. The Distributor shall take due care not to do or cause to be done any action or thing which affects the validity of the Intellectual Property Rights or the Company's ownership thereof or which jeopardizes; the maintenance thereof, either during the continuance of this Agreement or thereafter. In the event that the validity or the maintenance of the registration of any of the Trade Marks or other Intellectual Property Rights is in jeopardy, then the Distributor, if reasonably requested by the Company, will cease distribution of such of the Products as are affected by such potential invalidity.

          E. Nothing contained in this Agreement, whether express or implied, shall give to the Distributor any claim, right, title or interest in the Confidential Information, and the Distributor acknowledges and agrees that all rights in such Confidential

              Information belong to and are the exclusive property of the Company and that, during and after any termination of this Agreement, the Distributor will not claim any rights in or to such Confidential Information nor dispute or assist others to dispute the Company's ownership thereof.

19.       INFRINGEMENTS.

          A. If any suspected or actual infringement or illegal use of the Intellectual Property Rights or any wrongful use of the Confidential Information by any person in the Territory or elsewhere shall. come to the attention of the Distributor, the Distributor shall immediately give notice thereof in writing to the Company. The Company shall, at its absolute discretion, take whatever action it deems appropriate at its own expense and shall. have the sole conduct of any such action. If requested, the Distributor will provide such assistance as may be reasonably required in any suit or action subject to the payment by the Company of the Distributor's direct expenses in the provision of such assistance. If the Company initiates any action respect of any such conduct, all compensation recovered whether at trial or by way of settlement shall belong entirely to the Company.

          B. If the Distributor receives any notice, claim or proceedings alleging trade mark infringement, passing off, copyright infringement, patent Infringement, or related causes of action arising out of the Distributor's use of the Intellectual Property Rights or the Confidential Information the Distributor shall, notify the Company forthwith and shall not make any admissions or take any substantive steps in connection therewith without the prior written consent of the Company.

          C. If such legal action referred to in paragraph A above relates to use by the Distributor in accordance with the terms of this Agreement then the Company shall defend or assist in the defense of such litigation, and shall bear all costs and expenses of such defense. If any damages or awards are assessed against the Distributor in such litigation and provided that the Distributor has in fact complied with the relevant term of this Agreement they shall be satisfied and paid by the Company.

          D. If such legal action referred to in paragraph A above relates to use otherwise than in accordance with the terms of this Agreement, the Company, in its sole discretion shall choose whether to defend or assist in the defense of such action. If the Company chooses not to defend or assist in the defense of such an action, the Distributor shall bear all of its own costs and expenses and shall be responsible for any awards against it or the cost of any settlement or compromise. If the Company chooses to defend or assist in the defense the Distributor shall reimburse the Company for all direct expenses incurred by the Company and for all costs and damages awarded against the Company.

20.       SALES OUTSIDE THE TERRITORY.

          A. The Distributor will not sell or cause or permit to be sold directly or indirectly any Products outside the Territory, nor will the Distributor, directly or indirectly, sell or cause or permit to be sold Products in the Territory where, to its knowledge, such Products are intended for re-sale or distribution outside the Territory; notably in the Caribbean and/or European Territory(ies). In particular the Distributor Shall not engage in advertising by reference to the Trade Marks aimed at any place outside the Territory or use any branch or distribution depot outside the Territory for the sale or marketing of the Products, and in the case of proposed sales over the intemet will specifically state that Products are only available in the Territory. In addition, the Distributor's website shall have the capability to "mask" Product prices for anyone accessing the Distributor's website from outside the Territory. The Distributor will use its best endeavours lawfully to prevent any person from distributing or selling the Products from the Territory.

          B. During this Agreement the Company shall refer all inquiries received by it relating to sales of the Products in the Territory to the Distributor. During this Agreement the Distributor shall refer to the Company all inquiries it receives for the Products for sales outside or export from the Territory.

21.       SALES BY THE COMPANY IN THE TERRITORY.

          A. The Company will not sell or cause or authorise to be sold in the Territory any products similar to the Products and bearing the Trade Marks.

          B. Nothing contained in this Agreement shall preclude the Company from manufacturing or authorizing the manufacture of Products or other goods in the Territory for sale to the Distributor or for export.

22. SALE OF COMPETITIVE PRODUCTS. Unless specifically authorized in writing so to do by the Company, the Distributor will not, directly or indirectly, by itself or through its directors, officers employees, agents or any person in which the Distributor holds any issued share capital or controls whether directly or indirectly the composition of its board of directors or any of its voting power, sell or distribute any products in the Territory or procure the sale or distribution of any products for sale in the Territory which are in direct competition with the Products.

The Distributor commits, in these same conditions, not to sell any additional apparel Brand within the 12 (twelve) months of signature of this Agreement.

23.  TERMINATION.

     A. The Company may, without prejudice to any other rights of termination available to it terminate immediately this Agreement, and the License Agreement if the Distributor does not respect the terms and conditions set forth in Section 7 of this Agreement and forthwith by giving notice of termination to the Distributor in the circumstances set out in Section 7 or upon any of the following events:

          (1) if the Distributor commits any other breach of any of its obligations hereunder and fails to remedy the same (if capable of remedy) within 30 (thirty) days of the date of service by the Company of a notice specifying the breach in question and requiring it to be remedied;

          (2) if any sum payable to the Company or to any authorised supplier of any Products hereunder is not paid by the due date for payment;

          (3) if the Distributor is unable to pay its debts as they fall due or suspends payment of any of its debts or enters into any arrangement with creditors for the payment of any of its debts;

          (4) if an administrator, receiver, manager or liquidator is appointed in respect of the Distributor or any of its assets;

          (5) if a winding up resolution is passed or a winding up or bankruptcy order is made in respect of the Distributor or the Distributor goes into liquidation;

          (6) if any event or act occurs or is done by or in relation to the Distributor which is equivalent or analogous to any of those described in any of subparagraphs (3), (4) and (5);

          (7) if the Distributor shall at any time directly or indirectly contest or assist any other licensee or person in contesting the validity of the Intellectual Property Rights or the right title and interest of the Company;

          (8) if any marketing plan referred to in Section I O.B is not agreed at the time

     B. Where the Company is entitled to terffiinate this under paragraph A then the Company shall as an alternative to termination have the right to amend the Agreement in all or any of the following ways:

          (1) by converting some or all of the rights granted under Section 4 from exclusive rights to non-exclusive rights; and/or

          (2) by removing any trade marks, trade names, service marks, style names, trade

          (3) dress, logos and/or other trade symbols from the definition of "Trade Marks"; and/or

          (4)  by removing any products from the definition of "Products";
               and/or

          (5) by removing any country or countries or any part or parts of any country or countries from the definition of "Territory"

          Any such amendment shall be made by means of a notice served on the Distributor and shall take effect from the date on which such notice is served or such later date as may be specified in the notice.

          The Distributor may (without prejudice to any other rights of termination available to it) terminate this Agreement forthwith by giving notice of termination to the Company upon any of the following events:

          (1) if the Company commits any breach of any of its obligations hereunder and fails to remedy the same (if capable of remedy) within thirty (30 days of the date of service by the Distributor of a notice specifying the breach in question and requiring it to be remedied;

          (2) if the Company is unable to pay its debts as they fall due or suspends payment of any of its debts or enters into any arrangement with creditors for the payment of any of its debts;

          (3) if an administrator, receiver, manager or liquidator is appointed in respect of the Company or any of its assets;

          (4) if a winding up resolution is passed or a winding up or bankruptcy order is made in respect of the Company or the Company goes into liquidation;

          (5) if any event or act occurs or is done by or in relation to the Company which is equivalent or analogous to any of those described in any of subparagraphs (2), (3) or (4).

     D. Any exercise by either party of any of its rights under this Section 23 shall. be without prejudice to any accrued rights of either party under this Agreement.

24.  RIGHTS AND OBLIGATIONS ON TERMINATION.

     A. Upon the termination of this Agreement, the Distributor shall promptly return all Confidential Information together with any copies and shall not thereafter make any use of such Confidential Information except insofar as the Distributor may have been specifically released by the Company from its obligations of confidentiality hereunder -

     B. The Company or its nominee may, by giving the Distributor written notice within thirty (30) days following termination of this Agreement, purchase from the Distributor any part or all of the Products not previously sold by the Distributor. The price payable for such Products (or materials) shall be the Distributor's purchase cost (including duties, taxes and delivery charges) or the net realizable market value of such Products in the Territory whichever is the lower.

     C. Should the Company fail to purchase the Products pursuant to paragraph B, then notwithstanding such termination:

          (1) the Distributor shall have the right for a reasonable period up to but not exceeding six (6) calendar months after termination to sell the Products manufactured or imported by it prior to termination in the Territory under the Trade Marks in accordance with the terms of this Agreement provided that the price charged for the Products shall be at least sixty-five per cent (65%) of the price prevailing immediately prior to termination;

          (2) after termination of the above sell-off period the Distributor shall immediately destroy in the presence of the Company or its representative any of the Products which are not then sold;

          (3) all other provisions, terms and conditions of this Agreement shall continue to apply during the period referred to in subparagraph (1) except that the Company shall be at liberty to appoint another person as the distributor of the Products or the licensee of the Trade Marks or both; and

          (4) the six month period referred to in subparagraph (1) will not be extended by an event of force majeure.

     D.   After termination of this Agreement (but subject to paragraph C) the
          Distributor:

          (1) shall cease using the Trade Marks and other Intellectual Property Rights in the Territory and shall not thereafter use or register any words or marks that incorporate or are substantially identical with or deceptively similar to or so closely resemble any one or more of the Trade Marks so as to be likely to cause confusion;

          (2) shall execute any and all necessary documents with respect to the cancellation of the Distributor as registered user of the Trade Marks; and

          (3) shall not knowingly do any act or thing that would have the effect of causing another person in the Territory to believe that the Distributor is still associated or connected with the Company.

     E.   Notwithstanding the termination of this Agreement:

          (1) the provisions of Section 15 shall not terminate but shall continue to remain in full force and effect;

          (2) the Distributor shall continue to pay any royalties or other applicable payments due hereunder and shall continue to provide access to its records and accounts and furnish information and reports in accordance with provisions of Sections 6, 11 and 12;

          (3) the Company and the Distributor shall continue to have rights and remedies with respect to damages and any other relief for breach of this Agreement on the part of the other occurring prior thereto; and

          (4) any provisions of this Agreement necessary to enable the parties to enforce their respective rights and obligations hereunder shall remain in full force and effect.

     F. Upon the expiry or termination of this Agreement for any cause whatsoever except in accordance with Section 23.A(6) the Distributor shall, if requested, supply to the Company a list of the Distributor's customers for the Products.

          The Distributor acknowledges that no rights whatsoever are extended to it beyond the expiration or termination of this Agreement other than as provided in this Section 24 and further acknowledges that it shall not be entitled to any compensatory payment on the expiration or termination of this Agreement.

25.  REPRESENTATIONS AND WARRANTIES.

     A.   The Company represents and warrants that:

          (1) it is a corporation duly incorporated and validly existing under the laws of France;

          (2) it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

          (3)  it is the owner of the Trade Marks.

     B. The Company at its sole discretion may, upon written notice to the Distributor, add or remove any trade marks to or from Exhibit 3.

     C. The Company does not warrant that the Trade Marks may safely be used as a trade mark or business name in the Territory.

     D.   The Distributor represents and warrants that:

          (1) it is a corporation duly incorporated and validly existing under the laws of the State of Nevada,

          (2) it has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

          (3) its board of directors has taken all action required by the law of its jurisdiction of incorporation, its articles of incorporation, by-laws or similar constituent documents or otherwise to authorize execution of this Agreement and the consummation of the transactions contemplated hereby;

          (4) this Agreement is a valid and binding agreement by it and enforceable against it in accordance with its terms;

          (5) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will violate any statute or law or any judgement, decree, order, regulation or rule of any court or governmental agency or authority in the Territory; and

          (6) except for any required approvals of governmental agencies or authorities which it will use its best efforts to obtain, no consent of any person is necessary to the consummation of transactions contemplated hereby. In the event that any required consents are not obtained or are given on terms not acceptable to the Company, the Company shall be entitled upon receipt of knowledge thereof forthwith to terminate this Agreement.

28. AGENCY RELATIONSHIP. Except as otherwise provided herein, nothing in this Agreement shall render one party the agent of the other in relation to any rights or obligations granted under this Agreement or any transaction carried on pursuant to it, and under no circumstances shall either party pledge or attempt to pledge the credit of the other or incur any credit on behalf of the other.

27.  Notices.

     A. Any notice served by one party upon the other shall be in writing in the English or French language and shall be delivered personally (including by courier) or be sent by facsimile. Such notice or document shall. be deemed to have been received in the case of personal delivery when delivered or, if sent by facsimile, on the day following that on which the facsimile was sent, provided that the party serving such notice shall send a copy by registered air mail within two (2) days after sending the notice.

     B. Such notice shall be addressed as follows (or at such other place designated in writing by the relevant party);

          (a)      If to the Company:
                   OXBOW, S.A.
                   55 route Jean Briaud
                   33700 Merignac, France
                   Attention: Philippe A. de Vilmorin
                   Telephone: (0)5 55 13 1145
                   Facsimile: (0)5 56 13 00 61

          (b)      if to the Distributor:
                   XDOGS.COM, INC.
                   80 South Eighth Street
                   Suite 3660
                   Minneapolis, Minnesota 55402

                   Attention: Kent Rodriguez
                   Telephone: (612) 359-4027
                   Facsimile: (612) 359-9017


28.  ASSIGNMENT.

     A. The Company may assign any of its rights or delegate any of its duties arising out of or under this Agreement.

     B. The Distributor may not assign any of its rights or delegate any of its duties arising out of or under this Agreement without the prior written consent of the Company which consent may be withheld by the Company in its absolute discretion.

     C. In the event of a Change of Control the Distributor shall immediately notify the Company in writing giving full particulars of such Change of Control. The Company shall have the right to immediately terminate the Agreement.

     D. Should ownership of the Trade Marks be assigned by the Company then, upon such assignment, the Company shall assign all of its rights and delegate all of its duties under this Agreement to the assignee of the Trade Marks and the Distributor shall, with effect from the date of such assignment, release and discharge the Company from all claim and demands whatsoever in respect of this Agreement relating to the period after the date of the assigmnent and shall, from the date of such assignment, accept the assignee as the owner of the Trade Marks.

     E. On the request of the Company, the Distributor will execute, acknowledge and deliver all such documents, deeds, agreements or other instruments as may be requested by the Company to give effect to paragraph D.

29.  LEGAL AND ETHICAL REQUIREMENTS.

     A. The Distributor shall at its own expense ensure that all local and national laws, rules, regulations and other requirements and codes of practice applicable in the Territory and all policies and ethical and other standards from time to time specified by the Company in respect of the treatment of any persons involved in the sale of any Products hereunder or otherwise in respect of any human rights or other issues are complied with in relation to all activities of the Distributor and/or its authorised subcontractors under this Agreement.

     B. The Distributor shall ensure that adequate records are maintained to demonstrate compliance with the obligations contained in paragraph A and shall as and when requested by the Company:

          (1) furnish or cause to be furnished to the Company such proof of compliance with the obligations contained in paragraph A as the Company nay require;

          (2) permit the Company or procure the Company to be permitted to undertake such inspection of any activities of the Distributor as the Company nay require;

          (3) permit the Company or procure the Company to be permitted to inspect any records required to be maintained under this paragraph B and to take copies thereof

30.  LOCAL LAW COMPLIANCE.

     A. The Distributor shall at its own expense comply with all relevant legislation and other requirements of the Territory in connection with its activities under this Agreement The Distributor shall furnish proof of such compliance to the Company when and if the Company requires.

     B. As soon as possible after the execution of this Agreement the Company and the Distributor shall if requested by the Company, at the expense of the Distributor, execute such further documents as may be necessary to make and make joint application to record for the registration of the Distributor as a registered or permitted user of the Trade Marks in respect of such of the Trade Marks as are registered or as become registered to the extent provided by the law of the Territory.

     C. The Distributor shall obtain any consents, licences and approvals and comply with any formalities required for the performance of this Agreement and payment of royalties. In the event that the Distributor is unable to obtain any such consent, licence or approval within three
          (3) months of the date of signature of this Agreement the Company shall have the fight to terminate this Agreement by giving thirty (30) days notice in writing to the Distributor.

31.  GOVERNING LAW.

     The formation, construction, validity and performance of this Agreement shall be governed in accordance with the laws of France.

32.  JURISDICTION

     The parties shall endeavour to reach an amicable settlement for any dispute relating to the validity, construction of performance of the present Agreement.

     Consequently, each party agrees to notify, prior to initiating any legal proceedings, by registered letter with recorded delivery the other party of its wish to reach an amicable settlement.

     The Parties undertake to involve its top management in order to reach an amicable settlement for their dispute.

     Failing to reach an amicable settlement themselves for a dispute, such a dispute shall be submitted to a unique Conciliator at the initiative of the diligent party.

     The party who takes the initiative of a conciliation, will do it by registered mail with recorded delivery to the other party. The date of reception of this letter is the date of the introduction of the conciliation procedure.

     This letter will mention the name of the proposed Conciliator, and is accompanied by a short presentation of the dispute and the arguments on which its position is based, accompanied by all relevant documents.

     The parties designate the Conciliator in a common agreement.

     The failure of designating the Conciliator in a common agreement, one of the parties may seize, in a delay of 15 (fifteen) days, the President of the Tribunal de Commerce de Paris in order to designate the Conciliator.

     The Conciliator will receive all the documents, memorandums and exchanged notes between the parties. He will lead freely the proceedings, including hearing the parties, together or separately. He will render his proposal independently and in the respect of the terms and equilibrium of the present Final Agreement.

33.  ARBITRATION.

     A. Failing agreement within a period of thirty (30) days from the date on which either party with reference to this Section 32 requests an amicable settlement, the matter shall be settled by arbitration adjudicated under French Law, conducted in English or in French and held in PARIS (France) in accordance with Rules of Conciliation and Arbitration of the International Chamber of Commerce.

     B. The Arbitration Board shall consist of three members. Each of the parties shall appoint one arbitrator and two so nominated shall in turn choose a third. If the chosen arbitrators cannot agree on the choice of a third arbitrator, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce.

     C. The arbitration shall be conducted in accordance with the Rules of the International Chamber of Commerce and it is agreed that the decision shall be definite and there shall be no appeal to the Courts from the decision of the arbitrators.

     D. Either party shall be entitled to have any arbitration award made an order of Court.

     E. The obligation herein to arbitrate shall not be binding upon either party with respect to requests for temporary restraining orders, preliminary injunctions or other procedures (or their functional equivalent) in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to (a) preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the Parties or (b) to order specific performance.

34.  FORCE MAJEURE

     A:   Definition

     Under this Agreement, v Force Majeure)) shall mean any situation, event, circumstance which is unpredictable, irresistible and independent of the will of either party including but not limited to:

          "War (declared or not) invasion or armed conflict"

          Revolution, riot, insurrection or other civil disturbance, acts of terrorism or sabotage,

          Major nuclear or chemical accidents,

     Earthquake, tidal wave, flood, landslide.

Neither party shall be liable for delay or failure in the performance of this Agreement arising from any one or more of the following causes which shall forthwith be notified to the other upon such delay or failure:

     (1)  acts of persons engaged in subversive activities or sabotage;

     (2)  fires, floods, explosions or other catastrophes;

     (3)  epidemics or quarantine restrictions;

     (4) strikes, similar labour disruptions or public demonstrations and unrest;

     (5)  freight embargoes;

     (6)  unusually severe weather;

     (7) delays of a supplier of either party due to any of the above causes or events;

     (8) any other causes, similar or dissimilar, beyond the reasonable control of the party); or

     (9) (in the case of the Distributor) a failure by the Company to meet agreed delivery dates for products;

     PROVIDED THAT in any case due diligence is exercised to cure such causes and resume performance and the time for performance by such party shall be extended by a period of any such delay.

     B. If one or more causes of force majeure are asserted by either party as a basis for nonperformance of this Agreement and such non performance continues for a consecutive period of ninety (90) days the other party shall have the right to terminate this Agreement forthwith by giving written notice to that effect.

35. Whole Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with regard to its subject matter and supersedes an prior agreements whether written or oral. Notably all Agreements previously signed with J.ESSAKOW and The Family Trust ESSAKOW.

36. AGREEMENT SEVERABLE. This Agreement is severable and if any provision shall be held inv" illegal or unenforceable, in whole or in part in any jurisdiction (including both by reason of the provisions of any legislation and also by reason of any decision of any court or authority having jurisdiction over the parties in the Territory), then that provision shall be severed in the jurisdiction in question and such invalidity, illegality or unenforceability shall not in any way whatsoever prejudice or affect the validity or enforceability of the remainder. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision provided always that if the reasonable opinion of either party any such severance materially affects the commercial basis of this Agreement and no agreement can be reached by the parties as to the means by which such matters can be resolved, such party shall have the right to terminate this Agreement with immediate effect upon giving 90 days written notice to the other containing the reason(s) why the commercial basis has been materially affected.

37. AGREEMENT TO COOPERATE. Each party hereto, upon the reasonable request of the other, will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents, deeds, assigmnents, licenses, transfers or conveyances as may be required both to satisfy the requisites of the law of the Territory and to give fiffl effect to the terms and conditions of this Agreement.

38. WAIVER AND VARIATION. A provision of or a right created under this Agreement may not be waived or varied except in writing signed by a duly authorised representative of the party or parties to be bound. No delay or fidlure of either party in exercising or enforcing any of its rights or remedies shall operate as a waiver thereof nor shall any partial exercise of such right or remedy preclude any other or further exercise of such right.

39. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties, by the actions of their authorized representatives, have executed this Agreement, including the attached Schedules, as of the date first mentioned above.

THE DISTRIBUTOR, INC.                               OXBOW, S.A.


/s/ KENT A. RODRIGUEZ                               /s/ PHILIPPE A. DE VILMORIN
Kent A. Rodriguez                                   Philippe A. de Vilmorin
Its President                                       its Chairman

                                    EXHIBIT 1

                                    PRODUCTS

                        DIVISION IN GROUPS AND SUB-GROUPS

           GROUP1                                           JACKETS
           IVES
           SUB-GROUPS.-Blousons                               BLO
                                                          Wind coats
           COU
                                                             Vests
           GIL
                                                           Raincoat
           RAI
                                                            Jackets
           VES
                                                       Technical Jackets
           VET

           GROUP2                                          SWEATERS
           CHA
           SUB-GROUPS.                                     Sweaters
           CHA
                                                      Technical sweaters
           CHT

           GROUP3                                           SHIRTS
           CHE
           SUB-GROUPS.                                 Technical shirts
           CMT
                                                      Long sleeves shirts
           CUL
                                                     Short sleeves shirts
           CMC
                                                         Over-shirts
           SCH

           GROUP4                                   SWEATS SMRTS AND POLOS
           SWE
           SUB-GROUPS.                                       Polos
           PLO
                                                         Sweat shirts
           SWE

                                                    Technical sweat shirts
           SWT

           GROUP5                                          T-SHIRTS
           TSH
           SUB-GROUPS.Event T. Shirts                         TSE
                                                   Short sleeves T. Shirts
           TSC
                                                    Long sleeves T. Shirts
           TSL
                                                     Sleeveless T. Shirts
           TSM
                                                      Technical T. Shirts
           TST

           GROUP6                                           TROUSERS/OVERALLS/DRESSES
           PAN
           SUB-GROUPS.Overalls                              CSA
                                                            Skirts
           JUP
                                                            5-pocket-trousers
           PAN
                                                            Technical trousers and overalls
           PCT
                                                            Sportswear trousers
           PSP
                                                            Dresses
           ROB
                                                            Sweat pants
           TRA

           GROUP7                                           SHORTS
           SHO
           SUB-GROUPS.Bermudas                              BER
                                                            Short shorts
           SHC
                                                            Long shorts
           SHL
                                                            Technical shorts
           STN
           GROUP8                                           SWIMWEAR
           BAI

           SUB-GROUPS.2-piece-swimsuits                     BAI
                                                            1-piece swimsuits

           NIUP
                                                 Parcos
           PAR

           GROUP9                                OTHER EQUIPMENT
           EQU

           SUB-GROUPS                            Luggage (waist bags, travel wallets,
           BAG
                                                 various)
                                                 Business bags and pouches
           BUS
                                                 Caps, hats and head bands
           CAP
                                                 Belts
           CEI
                                                 Socks
           SOC
                                                 Beach towels
           DDB
                                                 Scarves
           ECH
                                                 Clothes
           GAN
                                                 Key-holders
           PCL
                                                 Wallet and business card holders
           PTF
                                                 Bags and back packs
           SAC
                                                 Underwear
           SOU
                                                 Stickers
           STI

                                    EXHIBIT 2

                                    Territory

            United States of America, its territories and possessions
                       (not including the Caribbean basin)
                                     Mexico
                                     Canada

                                    EXHIBIT 3

                                   Trademarks



BRANDS                      CLASSES                     REGISTRATION               VALIDITY
                                                        NUMBER
-------------               -------------               ------------               ----------
OXBOW                       25                          1535373                    18.04.2009
OXBOW (name)                28                          1733271                    17.11.2002
OXBOW (name)                9-14-18                     1816692                    18.01.2004
Four Flowers                9-14-18-25-28               1810529                    14.12.2003

LABEL
PLACEMENT ON                Under registration
LEFT SHOULDER
OF GARMENT


* Affidavit. asked on December 10, 1999 for classes where the Brand is used that is: 14-18-25-28.